UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2006

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32253

Delaware	23-3058564
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)

(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 9, 2006, the Board of Directors of the Company, in accordance with its Bylaws, appointed Hwan-yoon Chung to the Board of Directors to fill the Board seat recently vacated by Mr. Chad Elliott. Mr. Chung is a nominee of Metalmark Capital LLC, which has the right under the Company's 2004 Securityholder Agreement to appoint a majority of the members of the Board of Directors of the Company. A copy of the Company's Bylaws and the 2004 Securityholder Agreement are attached as Exhibit 3.2 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-115553), which was filed on July 13, 2004, and Exhibit 4.2 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-11553), which was filed on July 26, 2004, respectively.

Mr. Chung has been a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity since 2002, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He is also a director of ACG Holdings, Inc. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

Board committee assignments have not yet been determined for Mr. Chung. There are no transactions in which Mr. Chung has a direct interest requiring disclosure under Item 404(a) of Regulation S-K. See the Company's 2005 Proxy Statement, which was filed on June 20, 2005, under the caption "Certain Relationships and Related Transactions" for more information regarding the Company's relationship with Metalmark Capital LLC.

Item 8.01.    Other Events

On February 9, 2006, the Board of Directors of the Company set Thursday, July 20, 2006, as the date of the EnerSys 2006 Annual Meeting of Stockholders and June 30, 2006, as the record date for such meeting.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: February 13, 2006	By:	/s/ Frank M. Macerato
Frank M. Macerato
Vice President & General Counsel